UNITY FIRST ACQUISITION CORP.



                SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 12, 1996



     The Prospectus dated November 12, 1996 of Unity First Acquisition Corp. is hereby amended by adding to the end of each paragraph found under the sections entitled "State Blue Sky Information" located on pages 2 and 37, the following sentence:

          In addition, the Units and, once they become separately transferable, the Common Stock and Warrants will be eligible for sale on a secondary market basis in the following States: Colorado, Georgia, Kentucky, Massachusetts, Tennessee, Washington and Wisconsin.



November 14, 1996